Exhibit 10.25
ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of October 2, 2017 is entered into between David Reichwein, a Pennsylvania resident, GIP International Ltd, a Hong Kong corporation and DPR International LLC, a Pennsylvania limited liability corporation (collectively, the "Seller") and Growlife, Inc., a Delaware corporation (the "Buyer").

RECITALS
WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller (the “Transaction”) the rights of Seller to the Purchased Assets (as defined in Schedules A and B of this Agreement), subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS
1.
Purchase and Sale of Assets.
1.1.           Effective as of the Closing Date (as defined below), Seller hereby sells, assigns, transfers, and sets over unto Buyer 51% rights, title and interest in and to the Intellectual Property and Purchased Assets as defined herein (together, the “Assigned Intellectual Property and Purchased Assets” and each an “Item”), subject to the limitations set forth in section 3.2E below and as set forth on Schedule A attached hereto,  for Buyer’s own use and for the use of its assigns, successors, and legal representatives, to the full end of the term of each Item of the Assigned Intellectual Property and Purchased Assets.
1.2.           Together with the Assigned Intellectual Property and Purchased Assets, Seller hereby sells, assigns, transfers and set over unto Buyer all past and future rights, title and interest in the assets, subject to the limitations set forth in section 3.2E below and as set forth on Schedule A attached hereto, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance ("Encumbrance").
1.3.           No Liabilities/Assumption of Liabilities. Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

2.
Purchase Price. The aggregate purchase price for the Purchased Assets shall be $400,000 (the "Purchase Price") payable as set forth in Section 2.1.
2.1.           Buyer shall fund $75,000 (the “Deposit”) of the Purchase Price by September 30, 2017 for the down payment for the purchase of EFI Vutek H2000 Printer and a Tech Lighting UV Coater and funding of the rent and security deposit of an office lease located at 3368 N. San Fernando Road Unit 201, Los Angeles CA 90065In the event the Transaction does not close, and upon demand of Buyer, the Deposit shall be immediately refundable. The balance of the Purchase Price shall be payable to Seller between October 1, 2017 and December 31, 2017 in accordance with Exhibit 2.1.
2.2.          Option to Purchase Additional Assets. Buyer shall have the option (the “Option”) to purchase the rights, title, and interest in and to the additional assets set forth on Schedule B attached hereto (the “Additional Assets”), free and clear of any Encumbrances on or before December 31, 2017, In the event Buyer exercises the Option, Buyer shall pay Seller an additional purchase price of $350,000 (the “Option Purchase Price”) in in seven monthly payments of $50,000 per month beginning on January 31, 2018, after the Option is exercised and completed on July 31, 2018.
2.3.           Withholding Tax and Expenses. Buyer shall be entitled to deduct and withhold from the Option Purchase Price any taxes or expenses paid by Buyer. All such withheld amounts shall be treated as delivered to Seller hereunder.

3.
CLOSING
3.1.         Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the "Closing Date") at the offices of Horwitz + Armstrong, PLC, 14 Orchard Suite 200, Lake Forest, CA 92630.
3.2.         Closing Deliverables of Seller. At the Closing, Seller shall deliver to Buyer the following:
A.           A bill of sale in the form of Exhibit A hereto (the "Bill of Sale") and duly executed by Seller, transferring the Purchased Assets to Buyer;
B.           Assignments in the form of Exhibit B hereto (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller's right, title and interest in and to the Intellectual Property (as defined in Section 4.7 herein) included in the Purchased Assets to Buyer.
C.          A certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;
D.           Such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and
E.           David Reichwein will maintain operational control of the Assigned Intellectual Property and Purchased Assets, which are owned 51% by Growlife Inc. at Closing, in accordance with the plans approved in writing by the Chief Executive Officer of Buyer. The Assigned Intellectual Property and Purchased Assets are expected to be a Custom On-Demand Flooring and Decorative Surfacing Materials Factory located in the Los Angeles Area which is expected to manufacture and sell FreeFit Branded Products throughout North America.
3.3.         Closing Deliverables of Buyer: At the Closing, Buyer shall deliver to Seller the following:
A.           The Purchase Price;
B.          A certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder;
C.           Such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement; and
3.4.        Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
A.         Buyer and Seller shall have entered into the certain compensation agreement (the “Compensation Agreement”) whereby David Reichwein shall be entitled to 10% of any gross profit solely generated by the Assigned Intellectual Property and Purchased Assets and a reasonable and customary compensation package for the services performed by David Reichwein;
B.          No claim, lawsuit, investigation, audit, or action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any court, administrative body, or governmental authority, and be in effect, which restrains or prohibits any transaction contemplated hereby; and
3.5.        Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:
A.           Buyer shall have completed its due diligence review of the business, assets and affairs of Seller;
B.           Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to the satisfaction of Buyer;
C.           From the date of this Agreement, there shall not have occurred any material adverse effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a material adverse effect.
D.           Buyer shall have perfected its UCC Filing securing a first lien on the EFI Vutek H2000 Printer;
E.           Buyer shall own all New Products developed by David Reichwein while he is employed by Buyer.;

F.           Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other documents reasonably required for the consummation of the Transaction, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction contemplated hereby and thereby; and
G.           Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Transaction contemplated by this Agreement.
3.6.        Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:
A.         Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the other Transaction to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects;
B.          Seller shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other documents reasonably required for the consummation of the Transaction, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction contemplated hereby and thereby; and
C.          Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the Transaction contemplated by this Agreement.

4.
REPRESENTATIONS AND WARRANTIES OF SELLER
4.1.        Seller represents and warrants to Buyer that the statements contained in this Section 4 are true and correct as of the date hereof. For purposes of this Section 4, "Seller's knowledge," "knowledge of Seller" and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.
4.2.        Organization and Authority of Seller; Enforceability. Seller is an individual duly organized and validly existing and in good standing under the laws of the state Pennsylvania. GIP International Ltd is a corporation duly organized and validly existing and in good standing under the laws of Hong Kong. DPR International LLC is a limited liability corporation duly organized and validly existing and in good standing under the laws of the state Pennsylvania. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state Pennsylvania. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.
4.3.        No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

4.4.         Title to Purchased Assets. Seller owns and has good title to the Assigned Intellectual Property and Purchased Assets, free and clear of Encumbrances and free from any licenses, authorizations that dilute the ownership and title in any manner.
4.5.         Condition of Assets. The tangible personal property included in the Assigned Intellectual Property and Purchased Assets are in good condition and are adequate for the uses to which they are being put, and none of such tangible personal property are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories included in the Assigned Intellectual Property and Purchased Assets consist of a quality and quantity usable and salable in the ordinary course of business.
4.6.        Conduct of Business. Seller shall conduct its operations in the ordinary course consistent with past practice and will not issue any capital stock or grant any options or warrants with respect to its capital stock, nor will it make any distributions, dividends or other payments to any affiliate or shareholders
4.7.         Intellectual Property.
A.        "Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing).
B.          Schedule A lists all the Assigned Intellectual Property included as the Assigned Intellectual Property and Purchased Assets. Seller owns or has adequate, valid and enforceable rights to use the Assigned Intellectual Property, and such is free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Assigned Intellectual Property, or restricting the licensing thereof to any person or entity.
C.          Seller's prior and current use of the Assigned Intellectual Property has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Assigned Intellectual Property. No person or entity is infringing, misappropriating, diluting or otherwise violating any of the Assigned Intellectual Property, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.
4.8.      Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
4.9.      Claims. There is no claim, action, suit, proceeding or governmental investigation ("Action") of any nature pending or, to Seller's knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets [or the Assumed Liabilities]; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

5.
REPRESENTATIONS AND WARRANTIES OF BUYER
5.1.      Buyer represents and warrants to Seller that the statements contained in this Section 5 are true and correct as of the date hereof. For purposes of this Section 5, "Buyer's knowledge," "knowledge of Buyer" and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

5.2.       Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state Delaware. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.
5.3.       No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.
5.4.      Legal Proceedings. There is no Action of any nature pending or, to Buyer's knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

6.
COVENANTS
6.1.       Public Announcements. Unless otherwise required by applicable law, neither party will make any public disclosure concerning the matters set forth in this Agreement or the negotiation of the Transaction without the prior written consent of the other party, which consent shall not be unreasonably withheld. If and when either party desires to make such public disclosure, after receiving such prior written consent, the disclosing party will give the other party an opportunity to review and comment on any such disclosure in advance of public release. Notwithstanding the above, to the extent that either party is advised by counsel that disclosure of this Agreement or the Transaction is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing party will provide the other party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.
6.2.      Each party and its representatives, officers, employees and advisors, including accountants and legal advisors, as applicable, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, as applicable, with all information, books, records and property (collectively, “Transaction Information”) that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiry. Each of the parties will use its commercially reasonable efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.

7.
INDEMNIFICATION
7.1.      Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.
7.2.      Indemnification By Seller. Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to: (a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder; and (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder.
7.3.     Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to: (a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; and (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder.

7.4.      Effect of Investigation. Buyer's right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

8.
MISCELLANEOUS
8.1.     Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
8.2.     No Brokers. Each party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to this Transaction and each agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.
8.3.    Choice of Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Washington within such State, without regard to any principles of conflicts of law. Each of the parties hereby irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in the federal or state courts located in Washington, by execution and delivery of this Agreement, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent to any service of process method permitted by law.
8.4.    Counterparts. This letter of intent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax or PDF copies of signatures shall be treated as originals for all purposes.
8.5.     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.5):

IF TO SELLER:	David Reichwein Address: 208 ½ S Poinsettia Place Los Angeles, CA 90036 Fax: Attention: David Reichwein Email: dprinternational@gmail.com	GIP International LTD Address: 208 ½ Poinsettia Place, Los Angeles CA 90036 Fax: Attn: David Reichwein Attention: (Officer/Agent) Email:dprinternational@gmail.com	DPR International LLC Address: 208 ½ Poinsettia Place Los Angeles CA 90036 Fax: Attn: David Reichwein Attention: (Officer/Agent) Email:dprinternational@gmail.com
with a copy to:	Seller’s Law Firm Address: Duane Morris LLP 30 S 17th Street, Philadelphia PA Fax: Attention Sam Apacelli Email: swapicelli@duanemorris.com
IF TO BUYER:	Growlife, Inc. Address: 5400 Carillon Point, Kirkland, WA 98033 Fax: (206) 826-0451 Attention: Marco Hegyi, CEO Email: mhegyi@growlifeinc.com
with a copy to:	Horwitz + Armstrong Address: 14 Orchard Suite 200, Lake Forest, CA 92630 Fax: (949) 540-6578 Attention: Jessica Lockett Email: jlockett@horwitzarmstrong.com

8.6.           Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
8.7.         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
8.8.        Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
8.9.         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
8.10.        No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
8.11.        Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.
8.12.       Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
8.13.       Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
Growlife, Inc.
By /s/ Marco Hegyi Name: Marco Hegyi Title: Chief Executive Officer
David Reichwein

By /s/ David Reichwein
David Reichwein

GIP International Ltd

By /s/ David Reichwein
David Reichwein
Its:            Sole Shareholder

DPR International LLC

By /s/ David Reichwein
David Reichwein
Its:            Sole Shareholder

SCHEDULE A
Listing of Assigned Intellectual Property and Assets to be Acquired

1.
Rights to Lumi Reflective Floor and Wall Tiles inclusive of existing and future Patents, Trademarks, and Copyrights.

2.
All Intellectual Property associated with FreeFit Flooring including Patents, Trademarks, and Copyrights.

3.
All Intellectual Property associated with Gecko Brand Adhesives and Coatings.

4.
All Intellectual Property associated with Cordoba Wood Flooring including Patents, Trademarks, and Copyrights.

5.
51% Ownership of the asset

6.
FreeFitFloors.com and FreeFormFloors.com Websites.

7.
Any required permits and licenses.

Other assets to be determined.

SCHEDULE B

1. US Patent 8,298,650 B2 10/30/2012.

2. US Patent 8,512,848 B2 8/20/2013.

3. US 2013/0025216 A1 1/31/2013.

4. Canadian Patent 2,796,927 11/27/2012.

5. US 2013/0326990 A1 12/12/2013.

6. US D680239S 4/16/2013.

7. US D680240S 4/16/2013.

8. US D689241S 4/16/2013.

9. US D689242S 4/16/2013.

10. US D689243S 4/16/2013.

11. US D689244S 4/16/2013.

12. US D689245S 4/16/2013.

13. US D681237S 4/30/2013.

14. US D681238S 4/30/2013.

15. Trademark FREEFIT HDCT 85438998.

16. Trademark FREEFIT EIR 85439006.

17. Trademark FREEFIT HD 85438891.

18. Trademark FreeForm 85636854.

19. Trademark Intaglio 85368877.

20. Trademark Gecko 85379882.

21. Trademark Gecko 85379857.

22. Trademark FREEFIT 77830662.

23. US680666S 4/23/2013

24. US680667S 4/23/20132

25. US680668S 4/23/2013 26.US

26. 680669S 4/23/2013

EXHIBIT A
BILL OF SALE

BILL OF SALE AND GENERAL ASSIGNMENT

October 2, 2017

For good and valuable consideration, including consideration under the Asset Purchase Agreement dated approximately the same date as this instrument (that agreement, the “Purchase Agreement”), David Reichwein, a Pennsylvania resident, GIP International Ltd, a Hong Kong corporation and DPR International LLC, a Pennsylvania limited liability corporation (collectively, the "Seller"), hereby transfers the Assigned Intellectual Property and Purchased Assets (as defined in the Purchase Agreement) to Growlife, Inc., a Delaware corporation (the “Company”). This instrument is subject to and construed in accordance with the Purchase Agreement.

On one or more occasions after the date of this instrument, the Seller, at the request of the Company, shall execute and deliver further instruments of transfer and assignment and take any other action as the Company may reasonably require to more effectively transfer to the Company each of the Assigned Intellectual Property and Purchased Assets and to assist the Company in exercising all rights with respect to the Assigned Intellectual Property and Purchased Assets.

The Sellers are signing this Bill of Sale and General Assignment on the date stated in the heading.

David Reichwein
By /s/ David Reichwein
David Reichwein

GIP International Ltd

By /s/ David Reichwein
David Reichwein
Its: Sole Shareholder

DPR International LLC

By /s/ David Reichwein
David Reichwein
Its: Sole Shareholder

EXHIBIT B
INTELLECTUAL PROPERTY ASSIGNMENT

TRADEMARK ASSIGNMENT AGREEMENT

October 2, 2017

For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and paid to: David P. Reichwein, an individual/corporation, located at 208 ½ S. Poinsettia Place, Los Angeles, CA 90036. (hereinafter “Assignor” or “Applicant”)

hereby sells and assign to:

 GROWLIFE, INC., a Delaware corporation, with its principal place of business located at 5400 Carillon Point, Kirkland, WA 98033 (hereinafter “Assignee”), as the majority owner of Applicant’s business to which the mark pertains, which is ongoing and existing, all right, title and interest in the United States, and throughout the world, in and to the trademark application and registration of the “Mark” detailed below:

Mark: ( See Schedule B )

Serial Number:

NOA Issue Date:

The undersigned hereby authorizes the law firm Horwitz + Armstrong, A Professional Law Corporation (“Law Firm”), to correct any errors in this assignment, insert any further identification or other information necessary or desirable to make this assignment suitable for recordation with United States Patent and Trademark Office and throughout the world. Further, the undersigned hereby authorize Law Firm to file a Statement of Use and any other application amendments that may be required to register the Mark in the name of Assignee.

IN WITNESS WHEREOF, the undersigned have duly executed this Trademark Assignment Agreement as of the date first written above.

ASSIGNOR David Reichwein	ASSIGNEE Growlife, Inc.
By /s/ David Reichwein David Reichwein GIP International Ltd By /s/ David Reichwein David Reichwein Its: Sole Shareholder DPR International LLC By David Reichwein David Reichwein Its; Sole Shareholder	By: /s/ Marco Hegyi Marco Hegyi, CEO

Exhibit 2.1
Funding Schedule

None.